EXHIBIT 10.12
LICENSE AND COLLABORATION AGREEMENT
     License and Collaboration Agreement (this “Agreement”) made as of June 2, 2005, by and between Acuity Pharmaceuticals, Inc., a Delaware corporation, with its principal offices at 3701 Market Street, Philadelphia, PA, 19104 (“Acuity”) and Intradigm Corporation with its principal offices at 12115 Parklawn Drive, Suite K, Rockville, MD 20852 (“Intradigm”), (Acuity and Intradigm are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).
BACKGROUND
     WHEREAS, Intradigm is an RNAi delivery technology company, with proprietary technology and expertise in drug delivery;
     WHEREAS, Intradigm has developed formulation and drug delivery technology with commercial promise for formulation of oligonucleotides to enhance and aid in delivery to desired target tissues that may be applicable to the development of ophthalmic therapeutics that can be delivered less invasively than intra-ocular injection, such as topical application.
     WHEREAS, Acuity has proprietary technology and expertise in the area of ophthalmic pharmaceutical clinical development;
     WHEREAS, Acuity and Intradigm share a mutual interest in a collaboration aimed at the further development and commercialization of a therapeutic encompassing or employing a short interfering RNA (an “siRNA”) that is deliverable to the posterior pole of the eye which may be administered by topical application for pharmaceutical use in humans (the “Topical siRNA”); and
     WHEREAS, Acuity and Intradigm intend to utilize their capabilities, capitalize on each other’s expertise, and put forth commercially reasonable efforts to achieve the objectives of this collaboration.
     NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, representations and warranties hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     “Acuity Improvements” means any improvements to the Acuity Patent Rights and Acuity Know-how, in each case owned by Acuity as of the date hereof, that are conceived, created, developed, and/or otherwise invented by Acuity, by Intradigm, or jointly by Acuity and Intradigm, under the Research and Development Plan or pursuant to this Agreement.
     “Acuity Intellectual Property” means the Acuity Patent Rights, Acuity Improvements, and the Acuity Know-how.

     “Acuity Know-how” means Technical Information owned, developed, or controlled by Acuity (other than as a result of this Agreement) as of the date of this Agreement or during the Term of this Agreement.
     “Acuity Patent Rights” means any valid claim of any Patent issued based on a patent application previously or hereafter filed by or on behalf of Acuity or subsequently assigned, licensed, or granted to, or acquired by, Acuity (other than pursuant to this Agreement), including without limitation Patents and patent applications based on Acuity Improvements.
     “Affiliate” means any entity that directly or indirectly Owns, is Owned by, or is under common Ownership with a Party to this Agreement. “Owns” or “Ownership” means direct or indirect possession of more than fifty percent (50%) of the votes of holders of a corporation’s voting securities or a comparable equity interest in any other type of entity.
     “Agency” means the FDA or any governmental regulatory authority responsible for granting approvals for the sale of the Topical siRNA in the United States or any foreign country.
     “Agreement” means this Agreement, together with all exhibits and attachments.
     “Clinical Trials” means all trials and studies of the application of the Topical siRNA on humans or clinical studies performed by Acuity for any purpose including without limitation for purposes of obtaining Regulatory Approval in the United States or any foreign country and marketing of the Topical siRNA in the United States or any foreign country.
     “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the development and commercialization of Topical siRNA, such efforts shall be substantially equivalent to those efforts and resources commonly used by a bio-pharmaceutical company for a similar pharmaceutical product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product including the royalties payable to Third Parties, alternative products and other relevant factors. In evaluating profit potential or strategic value Acuity shall not consider the payments required to be made to Intradigm under this Agreement.
     “Confidential Information” has the meaning set forth in Section 9.1.
     “Control” means, with respect to an item of information or intellectual property right, the possession of the ability to grant a license or sublicense as provided for herein under such item or right without violating the terms of any agreement or other arrangement, express or implied, with any Third Party.
     “Critical Field of Use” means the treatment of ophthalmic diseases characterized by excessive or unwanted neovasculature, angiogenesis or leakage such as but not limited to Wet AMD, diabetic retinopathy, diabetic macular edema, retinal vein occlusion, neovascular glaucoma, retinopathy of prematurity, Von Hippel Angioma, von-hippel landau, Corneal Neovascularization, Rubeosis, Pterygium or Iris Neovascularization as well as, dry AMD, drusen and uveitis.
     “Effective Date” means the day and year first indicated above.
     “Excluded Field of Use” means the treatment of ophthalmic diseases in the Critical Field of Use or Non-Critical Field of Use (other than through the use of the Topical siRNA) in which a drug is delivered through systemic administration only (and not through, in whole or in part, topical application, ocular injection or any other method).
     “Excluded Territory” means China, Hong Kong, Taiwan, Japan, Korea, Singapore, Thailand, Indonesia, Malaysia, Australia and New Zealand.
     “FDA” means the United States Food and Drug Administration, or any successor thereto.
     “Fiscal Quarter” means each period of three (3) months ending on March 31, June 30, September 30, or December 31.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
     “IND” means an “investigational new drug application” as defined by the United States Food, Drug, and Cosmetic Act, as amended (the “Act”), and applicable FDA rules and regulations or a foreign equivalent.
     “Intradigm Improvements” means any improvements to the Intradigm Patent Rights and Intradigm Know-how, in each case owned by Intradigm as of the date hereof, that are conceived, created, developed, and/or otherwise invented by Intradigm, by Acuity, or jointly by Intradigm and Acuity, under the Research and Development Plan or pursuant to this Agreement.
     “Intradigm Intellectual Property” means the Intradigm Patent Rights, Intradigm Improvements, and the Intradigm Know-how.
     “Intradigm Know-how” means Technical Information owned, developed, or controlled by Intradigm as of the date of this Agreement or during the Term of this Agreement.
     “Intradigm Novel siRNA Target” means a gene or mRNA that could be targeted with siRNA identified in the Intradigm Patent Rights, where the gene or mRNA has not previously been described in the literature or otherwise known to Acuity.
     “Intradigm Patent Rights” means any valid claim of any Patent issued based on a patent application previously or hereafter filed by or on behalf of Intradigm or subsequently assigned, licensed, or granted to, or acquired by, Intradigm, including without limitation Patents and patent applications based on Intradigm Improvements. Exhibit A lists all the patents and patent applications giving rise to Intradigm Patent Rights as of the date of this Agreement.

     “Intradigm Sublicensed Products” means Licensed Products (other than the Topical siRNA) that are sold by a Third Party under a sublicense from Acuity for which Acuity would be required to pay a royalty to Intradigm pursuant to Section 7.4 of this Agreement, if such product were sold by Acuity or its Affiliates.
     “Jointly-Owned Intellectual Property” means developments, discoveries, inventions, ideas, processes, methods, compositions, formulae, techniques, information and data, whether or not patentable, conceived, developed or reduced to practice jointly by one or more employees of Acuity on the one hand and one or more employees of Intradigm on the other hand in connection with the research and development activities performed pursuant to this Agreement which are not Intradigm Improvements or Acuity Improvements.
     “Launch” means the date of first commercial shipment of the Topical siRNA by Acuity, its Affiliates, distributors, or sublicensees to Third Party customers in the United States or any foreign country after receipt of Regulatory Approval for the Topical siRNA from the FDA or other relevant Agency, as may be necessary in such country.
     “Licensed Products” means products whose manufacture, use or sale would, but for the existence of this Agreement, infringe a valid claim of the Intradigm Patent Rights.
     “NDA” means a “new drug application,” as defined in the Act and applicable FDA rules and regulations, including an application of the type described in section 505(b)(2) of the Act.
     “Net Sales” means the total gross proceeds to Acuity on sales to Third Parties representing sales actually collected by Acuity and its Affiliates, less deductions for the following to the extent actually paid or allowed with respect to the such sales:
          (a) sales and excise taxes and duties (including import duties) paid or allowed by a selling party and any other governmental charges imposed upon the manufacture or sale, after giving effect to any rebates or refunds relating to such taxes or duties received by Acuity;
          (b) rebates and chargebacks (including rebates to social and welfare systems) actually paid;
          (c) allowances, chargebacks, and credits to Third Parties on account of rejected, damaged, outdated, returned, withdrawn, or recalled product or on account of retroactive price reductions affecting such product; and
          (d) amounts paid to Third Parties on account of rebate payments, including Medicaid rebates.
     Taxes, the legal incidence of which is on the purchaser and separately shown on Acuity’s or its Affiliates’ invoices, and transportation, insurance and postage charges, if prepaid by Acuity or its Affiliates and billed on Acuity’s or its Affiliates’ invoices as a separate item, shall not be considered a component of Net Sales. Components of Net Sales shall be determined in the ordinary course of business in accordance with Acuity’s historical practice and using the accrual method of accounting in accordance with GAAP.

     The supply of a product as commercial samples or for use in clinical trials or studies shall not be included within the computation of Net Sales.
     Where (i) a product is sold by Acuity or an Affiliate as one of a number of items without a separate price; or (ii) the consideration for a product shall include any non-cash element; or (iii) the product is transferred by Acuity or an Affiliate in any manner other than an invoiced sale, the Net Sales price applicable to any such transaction shall be deemed to be Acuity’s average Net Sales price for the applicable quantity of a product to the relevant class of customers at that time.
     “Net Sublicense Payments” means (a) cash payments made to Acuity in consideration of the sublicense; and (b) the fair market value of any non-cash consideration received by Acuity from a sublicense in consideration of the sublicense other than; provided, however that the following shall not be included in the calculation of Net Sublicense Payments (i) reasonable amounts received in exchange for equity investments in Acuity by a sublicensee, (ii) sponsored research funding paid to Acuity by a sublicensee in a bona fide transaction for future research to be performed by Acuity; (iii) payments for consulting services actually performed by Acuity in a bona fide transaction at arms length rates; and (iv) intellectual property rights received by Acuity from a sublicensee, including, but not limited to, licenses or sublicenses to intellectual property rights, covenants not to compete against Acuity, or agreements not to assert claims against Acuity.
     “Non-Critical Field of Use” means the treatment of any and all ophthalmic disease, other than those included in the Critical Field of Use.
     “Patents” means all valid claims in all patent applications, and all foreign patents and patent applications based thereon, including any continuations, divisionals, continuations-in-part, extensions, reissues and re-examinations of any of the foregoing and all patents issuing from any of the foregoing applications.
     “Product Success Criteria” means, with respect to the Topical siRNA, those criteria agreed between the Parties and to be set forth in the Research and Development Plan.
     “Regulatory Approval” means the Topical siRNA license or marketing approval necessary as a prerequisite for marketing the Topical siRNA in the United States or any foreign country.
     “Research and Development Plan” means the development program for the Topical siRNA as described in Section 4.1 hereof which shall be agreed upon by the Parties within 30 days of the date of this Agreement.
     “Technical Information” means all techniques and data and other know-how and technical information, including inventions (including patentable inventions), practices, methods, concepts, know-how, trade secrets, documents, computer data, source code, apparatus, clinical and regulatory strategies and data, test data, analytical and quality control data, manufacturing data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information concerning the development, manufacture, production, quality control, storage, distribution and sale of Licensed Products or the Topical siRNA.

     “Third Party” means any entity other than Intradigm or Acuity or their Affiliates.
ARTICLE II
OWNERSHIP OF INTELLECTUAL PROPERTY; LICENSE GRANTS
     2.1. Ownership of Inventions.
               (a) Except as provided in this Article II, Intradigm shall own all right, title, and interest in and to the Intradigm Intellectual Property and Acuity shall assign any rights it may have in such Intradigm Improvements to Intradigm. Acuity shall own all right, title, and interest in and to the Acuity Intellectual Property and Intradigm shall assign any rights it may have in such Acuity Improvements to Acuity.
               (b) Any Intradigm Improvements conceived or reduced to practice during the Term shall become the property of Intradigm, whether conceived or reduced to practice by or on behalf of Acuity and Acuity shall assign any rights it may have in such Intradigm Improvements to Intradigm.
               (c) Any Acuity Improvements conceived or reduced to practice during the Term shall become the property of Acuity, whether conceived or reduced to practice by or on behalf of Intradigm and Intradigm shall assign any rights it may have in such Acuity Improvements to Acuity.
               (d) Jointly-Owned Intellectual Property shall be owned jointly by Acuity and Intradigm.
     2.2. License Grants to Acuity.
               (a) Intradigm hereby grants to Acuity, and Acuity hereby accepts from Intradigm, a sole and exclusive (even as to Intradigm) irrevocable right and license, including the right to sublicense, under and to Intradigm Intellectual Property to make, have made, use, sell, offer for sale, import or otherwise commercialize Licensed Products in the Critical Field of Use.
               (b) Intradigm hereby grants to Acuity, and Acuity hereby accepts from Intradigm, a sole and exclusive (even as to Intradigm) irrevocable right and license, including the right to sublicense, under and to Jointly-Owned Intellectual Property to make, have made, use, sell, offer for sale, import or otherwise commercialize Topical siRNA and Licensed Products in the Critical Field of Use and the Non-Critical Field of Use.
     2.3. Revocable License Grant to Acuity.
               (a) Intradigm hereby grants to Acuity, and Acuity hereby accepts from Intradigm, a sole and exclusive (even as to Intradigm), revocable in part (pursuant only to Section 2.3(b) and (c)) right and license, including the right to sublicense, under and to Intradigm Intellectual Property to make, have made, use, sell, offer for sale, import or otherwise commercialize Licensed Products in the Non-Critical Field of Use.

               (b) After February 1, 2007, Intradigm may notify Acuity that Intradigm intends (by itself or with a partner) to commercialize a therapeutic in the Non-Critical Field of Use which is not then being pursued by Acuity (the “Optioned Therapeutic”). Intradigm shall be required to include with such notification sufficient documentation to demonstrate to Acuity (through means reasonably acceptable to Acuity) that Intradigm is financially and technologically capable of commercializing the Optioned Therapeutic.
                    (i) Upon receipt of such notification and upon Acuity’s acknowledgment (which shall not be unreasonably withheld) that Intradigm is capable of such commercialization, Acuity shall have 120 days from such notification to provide Intradigm with a development plan demonstrating Acuity’s financial and technical ability (including Acuity’s ownership of, or ability to obtain a license to, intellectual property which is required to commercialize the Optioned Therapeutic) and intent to commercialize the Optioned Therapeutic.
                    (ii) At this time, if Acuity desires to commercialize the Optioned Therapeutic, Acuity will enter into a binding agreement with Intradigm that requires Acuity to expend a mutually agreed upon amount of capital to commercialize the Optioned Therapeutic over an agreed upon time period.
                    (iii) If Acuity (A) fails to notify Intradigm during this 120-day period of Acuity’s intent to, and reasonably demonstrates its financial and technological ability to, commercialize the Optioned Therapeutic or (B) Acuity materially breaches the agreement described in Section 2.3(b)(ii), Intradigm shall be free to pursue commercialization of the Optioned Therapeutic and the license granted by Intradigm to Acuity in Section 2.2(a) shall be revoked to the extent and only to the extent necessary for Intradigm to commercialize the Optioned Therapeutic.
     2.4. Revocable License Grant to Intradigm.
               (a) Acuity hereby grants to Intradigm, and Intradigm hereby accepts from Acuity, a sole and exclusive (even as to Acuity), revocable (pursuant only to Section 2.4(b)), royalty free, right and license, including the right to sublicense, under and to Intradigm Intellectual Property to make, have made, use, sell, offer for sale, import or otherwise commercialize Licensed Products in the Excluded Field of Use in the Excluded Territory.
               (b) If Intradigm fails to enter into a binding agreement to develop therapeutic products for the Excluded Field of Use in the Excluded Territory by December 31, 2005, the license granted by Acuity to Intradigm in Section 2.4(a) shall be terminated without any further action by Acuity or Intradigm.
     2.5. Maintenance of Records. Each Party shall maintain full and accurate records concerning their activities under this Agreement for the purpose of documenting any intellectual property developed hereunder. Such records shall be maintained for the later of either three (3) years after the end of the Term or for the pendency of any patent application covering any Jointly-Owned Intellectual Property.

ARTICLE III
OVERVIEW OF COLLABORATION
     3.1. Scope of Collaboration. The Parties shall work together to research and develop the Topical siRNA. All research and development work shall be conducted in accordance with a Research and Development Plan to be agreed upon by Acuity and Intradigm within thirty (30) days of the date of this Agreement (the “Research and Development Plan”).
     3.2. Additional Collaboration. The Parties shall exercise good-faith negotiations to enter into a separate collaboration aimed at the further development and commercialization of one or more therapeutics encompassing or employing an siRNA that is deliverable to the posterior pole of the eye which may be administered by systemic application for pharmaceutical use in humans (the “Systemic siRNA”). The financial terms of the Systemic siRNA collaboration shall be consistent with and substantially similar to the provisions of Sections 7.1, 7.3, 7.4, 7.5 and 7.6(a) of this Agreement, after taking into account and considering the relevant market for the Systemic siRNA and its expected commercial success.
     3.3. Recordkeeping. Each Party shall record, to the extent practical, all Technical Information relating to its research and development activities under the Research and Development Plan in written form, which writing shall be consistent with standard practices of each Party and what is normal and customary in the pharmaceutical industry in the United States or as may be required by applicable law or regulation. All such written records of the Parties shall be maintained in a form sufficient to satisfy all Agencies.
ARTICLE IV
RESEARCH AND DEVELOPMENT PROGRAM
     4.1. Research and Development Plan. The Research and Development Plan for the Topical siRNA, including tasks, allocation of responsibilities, estimated development timelines, and estimated development budgets, will be mutually agreed upon by Acuity and Intradigm within thirty (30) days of the date of this Agreement. The Research and Development Plan will also include the Product Success Criteria which will govern Acuity’s obligation to commercialize the Topical siRNA. The Parties may periodically modify the Research and Development Plan, within the scope of and in a manner consistent with this Agreement, further detail the responsibilities of each Party within the general scope of responsibilities set forth herein, each in accordance with Section 4.4. In the event that an estimated development timeline will not be met, the Party with responsibility for meeting that timeline shall notify the other Party and the Parties shall work together in good faith to bring the project back on schedule.
     4.2. Joint Development Committee.
               (b) The Development Program and all pre-clinical testing of the Topical siRNA shall be conducted under the direction of a joint development committee (the “JDC”). The JDC shall be composed of two (2) named representatives of Acuity and two (2) named representatives of Intradigm. The named representatives shall designate one member to serve as chairperson of the JDC. Each Party will identify its representatives to the JDC within five (5) days after the date of this Agreement and each Party shall have the right to replace its representatives at any time in its sole discretion after giving notice to the other Party.
               (c) The purposes of the JDC shall be to review, direct, supervise and coordinate all operational and scientific aspects of the development of the Topical siRNA and all pre-clinical testing of the Topical siRNA (the “Development Program”). As part of its responsibilities, the JDC shall (i) within thirty (30) days of the Effective Date, finalize the terms of the Research and Development Plan, (ii) review the development of Intradigm under the Development Program, (iii) monitor the progress of the Development Program and evaluate the work performed and the results obtained in relation to the goals of the Development Program, (iv) approve any necessary or desirable modifications to, the Development Program and the Research and Development Plan, and (v) such other functions to which the Parties agree. The Party hosting each meeting of the JDC promptly shall prepare and deliver to the other Party within fifteen (15) business days after the date of such meeting, minutes of such meeting setting forth all decisions of the JDC relating to the Development Program in form and content reasonably acceptable to the other Party.
               (d) The JDC shall meet at least twice each quarter until the Development Program is completed (the “Collaboration Term”), at such times and places as agreed to by Intradigm and Acuity. The JDC and any of its members may meet or attend meetings by telephone or video conference. The JDC will communicate regularly by telephone, facsimile and video conference. Meetings and telephone and video conferences of the JDC may be attended by such other directors, officers, employees, consultants and other agents of Intradigm and Acuity as the Parties from time to time reasonably agree. Intradigm and Acuity will bear their own costs in attending such meetings.
               (e) The JDC will review the characteristics of the compounds identified under the Development Program, and the JDC will select the final compound or compounds which will be used for clinical testing.
               (f) All final decisions of the JDC shall be made by majority vote of all of the members.
     4.3. Joint Obligations.
               (a) Each Party agrees to commit the qualified and experienced personnel, facilities, equipment, expertise and other resources necessary to perform its obligations under this Agreement and the Research and Development Plan.
               (b) Except as set forth in Section 4.4, each Party will fund its own costs and expenses in the performance of its research and development obligations provided pursuant to this Agreement and the Research and Development Plan.
               (b) The Parties shall keep each other fully informed of the status of the development of the Topical siRNA including, without limitation, providing written reports as requested throughout the performance of the Research and Development Plan, stating in reasonable detail all efforts made and in process, and all significant progress achieved.

          (c) The Parties will each designate a primary project contact with respect to the Topical siRNA throughout the performance of the Research and Development Plan.
     4.4. Intradigm Obligations.
          (a) Intradigm shall use commercially reasonable efforts to diligently perform its obligations under this Agreement, including, without limitation, those to be set forth in the Research and Development Plan, all in accordance with all applicable laws, ordinances, rules, regulations, orders, licenses and other requirements now or hereafter in effect.
          (b) Intradigm shall be required to allocate one and one-half (1.5) FTEs (and no more) during the term of the Collaboration for the areas of activity set forth in the Research and Development Plan.
          (c) Intradigm shall make available to Acuity all Intradigm Intellectual Property and Technical Information and assistance as may reasonably be necessary for Acuity’s development, submission for applicable Regulatory Approval, and commercialization of the Topical siRNA, including formulation and process development, development of stability indicating methods (including methods for dissolution, assay and stability), and achievement of stability under accelerated stability conditions for two months or under ambient conditions for six months, stability data, methods validation, formulation trials, in-process and finished Products specifications, Product development reports for the Topical siRNA, and identification and sourcing of any excipients used in the formulation of the Topical siRNA, all as more particularly described herein and in the Research and Development Plan.
          (d) Intradigm shall maintain records in sufficient detail and otherwise in accordance with good laboratory practices or current good manufacturing practices, as the case may be, and as are required to properly reflect, and will document in a manner appropriate for purposes of supporting any Agency filings, and pre-approval inspections, all work done and results achieved by Intradigm in the performance of the Research and Development Plan (including all data in a form required under any applicable governmental regulations). Subject to the confidentiality provisions of Article X hereof, Intradigm shall provide Acuity with copies of all such records relating to the Topical siRNA.
     4.5. Acuity Obligations.
          (a) Acuity shall use Commercially Reasonable Efforts to diligently perform its obligations under this Agreement, including, without limitation, those set forth in the Research and Development Plan, all in accordance with all applicable laws, ordinances, rules, regulations, orders, licenses and other requirements now or hereafter in effect.
          (b) In consideration for Intradigm’s performance of its obligations under this Agreement and the Research and Development Plan, Acuity shall pay Intradigm $180,000 per year per FTE employed by Intradigm pursuant to Section 4.6(b).
          (c) Acuity shall maintain records in sufficient detail and otherwise in accordance with good laboratory practices, good clinical practices, or current good manufacturing practices, as the case may be, and as are required to properly reflect, and will document all work done and results achieved in the performance of the Research and Development Plan including all records of any Clinical Trials. Subject to the confidentiality provisions of Article IX hereof, Acuity shall provide Intradigm with the right to inspect such records relating to the Topical siRNA.
          (d) Acuity shall keep Intradigm fully informed as to the continuing status of its Clinical Trials and development efforts for the Topical siRNA, including the status of the preparation and filing of any Regulatory Approvals with applicable Agencies as well as the anticipated Launch of the Topical siRNA and the status of the conduct and completion of Clinical Trials. In connection therewith, Acuity shall provide to Intradigm quarterly reports during the Term, stating in reasonable detail all efforts made and in process, and significant progress achieved. In addition, Acuity shall communicate to Intradigm any material issues or problems. Acuity shall include in such reports information concerning the status of the regulatory filings for the Topical siRNA and shall notify Intradigm of the substance of all material written communications with any Agencies relating to the Topical siRNA.
ARTICLE V
HEALTH REGISTRATION OBLIGATION
     5.1. Clinical Development; Regulatory Approvals. After the Topical siRNA compound is selected and approved by the JDC, Acuity shall use its Commercially Reasonable Efforts to prepare, file, and prosecute all Agency filings and applications to obtain all Regulatory Approvals for the Topical siRNA in the United States and any foreign country that Acuity chooses in its sole discretion, at Acuity’s sole expense. Acuity shall own all right, title, and interest in any FDA or other Regulatory Approvals which are obtained for the Topical siRNA, including all data generated in the course of Clinical Trials and all applications and data submitted to the FDA or other Agency.
     5.2. NDA. Acuity shall use Commercially Reasonable Efforts to file an NDA to seek Regulatory Approval to use and sell the Topical siRNA in the United States and any foreign country that Acuity chooses in its sole discretion, at Acuity’s sole expense upon satisfaction of the Product Success Criteria.
     5.3. Maintenance of Regulatory Approvals. Acuity shall use Commercially Reasonable Efforts to maintain the Regulatory Approvals for use, sale and marketing of Topical siRNA in the United States and any foreign country that Acuity chooses in its sole discretion, at Acuity’s sole expense.
     5.4. Intradigm Assistance. Intradigm shall provide such assistance to Acuity in obtaining and maintaining Regulatory Approvals in the United States and any foreign country as reasonably requested by Acuity.

ARTICLE VI
MARKETING AND SALE OF THE PRODUCT
     6.1. Marketing and Sale of the Topical siRNA.
               (a) Upon the Launch of the Topical siRNA, Acuity, either itself or through its Affiliates, or distributors, shall use its Commercially Reasonable Efforts to market, distribute, and sell the Topical siRNA in the United States and any foreign country that Acuity chooses in its sole discretion and shall exercise such diligence in this regard as shall be reasonable in light of the size of the market and potential market for the Topical siRNA and in a manner consistent with which it markets other Acuity products of comparable market size in the particular country.
               (b) Acuity shall control and make all decisions regarding the strategy and tactics of marketing, selling, and otherwise commercializing the Topical siRNA, including, without limitation, the method of sales and distribution, organization and management of sales and marketing, packaging and labeling, appointment of distributors pursuant to Section 6.2, and other terms and conditions for such sales and marketing, and shall exercise Commercially Reasonable Efforts in such regard to maximize the economic opportunity for the Topical siRNA.
     6.2. Distributors; Sublicensees. Acuity may designate and appoint one or more Third Parties to act as its agent(s) or sublicensees in connection with the marketing, sale and distribution of the Topical siRNA.
     6.3. Regulatory Compliance. Acuity shall use Commercially Reasonable Efforts to comply with applicable regulations regarding procedures for reporting to appropriate Agencies, and to report, investigate, issue responses and execute any corrective action plan to post-marketing Topical siRNA complaints/field reports in a timely manner in accordance with applicable regulations.
     6.4. No Restrictions on Business. Intradigm agrees that Acuity is in the business of developing, and selling pharmaceutical products and that, subject to Acuity’s obligations in Articles IV, V and VI, nothing in this Agreement shall be construed as restricting such business or imposing on Acuity the duty to develop, register, market, and/or to sell the Topical siRNA hereunder to the exclusion of or in preference to any other product or otherwise preclude Acuity from developing or practicing any Acuity Intellectual Property or developing other pharmaceutical products. Correspondingly, except as expressly set forth herein, nothing herein shall be construed as restricting the business of Intradigm.
ARTICLE VII
MILESTONES, FEES, AND ROYALTY PAYMENTS; ACCOUNTING
     7.1. Milestones.
               (a) In consideration of Intradigm’s commitment to provide its research and development obligations as provided herein, including, without limitation, under the Research and Development Plan, Acuity agrees to pay to Intradigm, for the Topical siRNA developed hereunder, the following milestone payments related to the development and commercialization of one or more Topical siRNA therapeutics. It is also expected that substantially similar milestone payments will be paid in connection with development of each of one ore more Systemic siRNA therapeutics pursuant to a separate collaboration agreement to be negotiated in good faith by the Parties.

Notice of Opening of IND from FDA	$100,000
Enrollment of first patient in a Phase II Clinical Trial	$500,000
Enrollment of first patient Phase III Clinical Trial	$500,000
Phase III Clinical Trial completed successfully	$1,000,000
NDA Approval in the U.S.	$3,000,000
               (b) Notwithstanding anything to the contrary contained herein, in the event Acuity exercises its right to terminate the continued development and commercialization of the Topical siRNA pursuant to Sections 12.2 or 12.3 hereof prior to the achievement of any or all of the applicable milestones provided in Section 7.1 relating to the Topical siRNA, Acuity shall be required to make payment to Intradigm only with respect to the milestones which were achieved prior to the Termination Date and no further milestone payments relating to the Topical siRNA shall accrue after the Termination Date.
     7.2. License Fee. In consideration for the license granted to Acuity under Section 2.1 of this Agreement, Acuity agrees to pay to Intradigm, the following:
               (a) $300,000 within 10 days of the execution of this Agreement; and
               (b) $150,000 on December 31, 2005.
     7.3. Royalty Payments on Topical siRNA. During the Term, Acuity will pay to Intradigm a royalty on all Net Sales of the Topical siRNA sold by Acuity and its Affiliates equal to four percent (4%) of Net Sales of Topical siRNA. The royalty payments described in Section 7.4 shall not be applicable for sales of the Topical siRNA.
     7.4. Royalty Payments on Licensed Products other than Topical siRNA. During the Term, Acuity will pay to Intradigm a royalty equal to the percentage set forth below on all Net Sales of the Licensed Products sold by Acuity and its Affiliates (other than the Topical siRNA), as follows:
               (a) Acuity will pay to Intradigm a royalty on all Net Sales of Licensed Products which incorporate a targeted nanoparticle covered by the Intradigm Patent Rights sold by Acuity and its Affiliates equal to two percent (2%) of Net Sales of such Licensed Products.
               (b) Acuity will pay to Intradigm a royalty on all Net Sales of Licensed Products which incorporate a nucleic acid carrier covered by the Intradigm Patent Rights sold by Acuity and its Affiliates equal to two percent (2%) of Net Sales of such Licensed Products.

               (c) Acuity will pay to Intradigm a royalty on all Net Sales of Licensed Products which incorporate a ligand covered by the Intradigm Patent Rights sold by Acuity and its Affiliates equal to two percent (2%) of Net Sales of such Licensed Products.
               (d) Acuity will pay to Intradigm a royalty on all Net Sales of Licensed Products which incorporate an Intradigm Novel siRNA Target covered by the Intradigm Patent Rights sold by Acuity and its Affiliates equal to eight percent (8%) of Net Sales of such Licensed Products.
               (e) More than one royalty payment described in this Section 7.4 may be required to be paid (e.g., for Licensed Products which incorporate a ligand covered by the Intradigm Patent Rights and a targeted nanoparticle covered by the Intradigm Patent Rights); provided however, that the maximum royalty on any Licensed Product sold by Acuity during the term shall be ten percent (10%) of Net Sales of such Licensed Product.
     7.5. Reduction of Royalties. If Acuity is required to pay royalties to Intradigm and one or more Third Parties that, in the aggregate, exceed ten percent (10%) of Net Sales (the “Total Royalty”) to commercialize a Licensed Product or the Topical siRNA, the royalties due to Intradigm with respect to such Licensed Product or Topical siRNA shall be reduced by one percent (1.0%) for every one percent (1%) that the Total Royalty exceeds ten percent (10%). In no event shall the royalties due to Intradigm be reduced below two percent (2%) pursuant to this Section 7.5.
     7.6. Sublicense Fees.
               (a) During the Term, Acuity will pay to Intradigm a sublicense fee equal to eight percent (8%) of the Net Sublicense Payments received by Acuity from sublicensees who sell Topical siRNA pursuant to a sublicense agreement with Acuity.
               (b) During the Term, Acuity will pay to Intradigm a sublicense fee equal to thirty percent (30%) of the Net Sublicense Payments received by Acuity from sublicensees who sell Intradigm Sublicensed Products (other than Topical siRNA) pursuant to a sublicense agreement with Acuity.
     7.7. Withholding Taxes. Acuity shall be entitled to deduct from its payments to Intradigm the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts payable by Acuity, or any taxes in each case required to be withheld by Acuity to the extent Acuity pays the appropriate governmental authority on behalf of Intradigm such taxes, levies or charges. Acuity shall deliver to Intradigm, upon reasonable request, proof of payment of all such taxes, levies and other charges and appropriate documentation which is necessary to obtain a tax credit, to the extent such tax credit can be obtained.

     7.8. Timing of Payments
               (a) The milestone payments payable under Section 7.1 will be paid within thirty (30) days of achievement of the applicable milestone.
               (b) The Party having primary responsibility for the completion of the applicable milestone shall provide written notice to the other Party not later than fifteen (15) days following the satisfaction of such milestone trigger.
               (c) Royalties payable under Section 7.3 or Section 7.4 will be paid not later than sixty (60) days following the end of each Fiscal Quarter, or not later than sixty (60) days from the date that is as soon thereafter as may be practicable in order for Acuity to determine the royalty payable. All payments shall be accompanied by a report in writing showing for the quarter for which such royalty payment applies: (i) the Net Sales of Topical siRNA and Licensed Products for which royalties are required pursuant to Section 7.4 (along with a reasonably detailed description of the calculation thereof); (ii) the royalties payable pursuant to Section 7.3 in United States dollars; and (iii) the withholding taxes, if any, required by law to be deducted with respect to such royalties and the amounts paid to the appropriate governmental authority with respect to such royalties.
     7.9. Stock Issuance.
               (a) Within thirty (30) days following the Effective Date, Acuity will issue and register in the name of Intradigm a certificate for 250,000 shares of Common Stock of Acuity (the “Restricted Shares”).
               (b) The Restricted Shares shall be grated to Intradigm pursuant to a stock grant agreement between Acuity and Intradigm, the form of which is attached as Exhibit B (the “Stock Grant Agreement”).
               (c) The Restricted Shares will be subject to vesting pursuant to the milestones and time periods described in the Stock Grant Agreement.
               (d) Intradigm shall make such written disclosures and representations and warranties, and shall fully cooperate with, Acuity and its counsel as may reasonably be requested by them concerning compliance with any applicable securities laws, rules or regulations applicable to the issuance of such Restricted Shares to Intradigm. The certificates for the Restricted Shares to be issued to Intradigm will contain a legend on the face thereof which will preclude Intradigm from selling or otherwise transferring such shares until the date upon which there is an effective registration statement applicable to such shares which will allow them to be publicly traded.
     7.10. No Other Payments. Intradigm acknowledges and agrees that other than the payments provided in this Article VII, and all other payment, indemnity and reimbursement obligations set forth in this Agreement, Intradigm shall not be entitled to any amounts received by Acuity or its Affiliates and sublicensees from the use, commercialization, license or sale of its rights under this Agreement, regardless of the form or manner of payment (including milestones, royalties or other amounts).

     7.11. Audit. Acuity shall maintain and shall require its Affiliates and sublicensees to maintain, at their respective offices accurate and complete books and records of the Net Sales of the Topical siRNA, consistent with sound business and accounting practices. Upon the written request Intradigm, but not more than once in any calendar year, Acuity shall permit an independent certified public accounting firm of nationally recognized standing, selected by Intradigm and acceptable to Acuity, to have access during normal business hours to such records of Acuity as shall be necessary to verify the accuracy of the royalty reports provided hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Intradigm only whether the records are accurate or not and the specific details concerning any discrepancies, and shall provide a copy of its report to Acuity. No other information shall be shared. If the audit of royalties shows an underpayment of royalty payments by Acuity of more than the greater of (i) $25,000 or (ii) five percent (5%), then the expenses of the audit of royalties shall be borne by Acuity; otherwise the expenses of the audit of royalties shall be borne by Intradigm. If such accounting firm concludes that additional royalties were owed or that royalties were overpaid during such period, then Acuity shall pay the additional royalties or Intradigm shall credit or pay Acuity such overpayment within thirty (30) days of the date that such accounting firm’s written report is delivered to the parties.
     7.12. Confidential Financial Information. Each Party shall treat all financial information of the other Party as Confidential Information of the other Party, and shall retain and shall cause its employees and agents to retain, all such financial information in confidence.
ARTICLE VIII
CERTAIN PROVISIONS REGARDING PATENTS
     8.1. Patent Filings, Prosecution and Maintenance of Intradigm Patent Rights.
               (a) Intradigm shall have the first right, using in-house or outside legal counsel selected at Intradigm’s sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all such Intradigm Patent Rights in the United States and any foreign country that Intradigm chooses in its sole discretion, for which Intradigm shall bear the costs relating to such activities. Intradigm shall solicit Acuity’s advice and review of the nature and text of any such patent applications in reasonably sufficient time prior to filing thereof, and Intradigm shall take into account Acuity’s reasonable comments related thereto. Intradigm and Acuity shall treat all information disclosed to it under this Section 8.1 as Confidential Information (as herein defined).
               (b) If Intradigm elects not to file, prosecute or maintain any Intradigm Patent Rights or any ensuing Patents or claims encompassed by any Intradigm Patent Rights in the United States or any foreign country, Intradigm shall give Acuity notice thereof within a reasonable period prior to allowing such patent applications or Patents or such claims encompassed by such patent applications or Patents to lapse or become abandoned or unenforceable, and Acuity shall thereafter have the right, at its sole expense and in the name of Intradigm, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world. In such case, Intradigm shall assign (or grant Acuity a perpetual irrevocable royalty free license, if an assignment can not be made) to Acuity all of its rights under such patent or patent application in any country in which Acuity prosecutes and/or maintains such patent rights.
     8.2. Enforcement of Intradigm Patent Rights.
               (a) In the event that a Party learns that any Intradigm Patent Rights necessary for the development, manufacture, use and/or sale of the Topical siRNA are infringed or misappropriated by activities of a Third Party in any country, or are subject to a declaratory judgment action arising from such infringement in such country, such Party shall promptly notify the other Party hereto.
               (b) Intradigm shall have the initial right (but not the obligation) to enforce such Intradigm Patent Rights, or defend any declaratory judgment action with respect thereto, at its expense.
               (c) In the event that Intradigm fails to initiate a suit to enforce such Intradigm Patent Rights against such a Third Party in any jurisdiction within sixty (60) days after notification of such infringement or decides that does not desire to defend such declaratory judgment action, Acuity may initiate such suit in the name of Intradigm with regard to the applicable Intradigm Patent Rights against such infringement or assume the defense of the declaratory judgment action, at the expense of Acuity. The Party involved in any such claim, suit or proceeding (the “Enforcing Party”), shall keep the other Party hereto reasonably informed of the progress of any such claim, suit or proceeding and shall allow the other Party to participate in the action at the other Party’s sole cost and expense. Intradigm and Acuity shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any Party. Any remaining amounts shall be distributed between the Enforcing Party, with the Enforcing Party receiving 75% of any such net recovery and the other Party 25%.
     8.3. Patent Filings, Prosecution and Maintenance of Joint Technology Patent Rights.
               (a) Acuity shall have the first right, using in-house or outside legal counsel selected at Acuity at its sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all such Jointly Owned Intellectual Property in Rights in the United States and any foreign country that Acuity chooses in its sole discretion, for which Acuity and Intradigm shall equally share the costs relating to such activities. Acuity shall solicit Intradigm’s advice and review of the nature and text of any such patent applications in reasonably sufficient time prior to filing thereof, and Acuity shall take into account Intradigm’s reasonable comments related thereto. Intradigm and Acuity shall treat all information disclosed to it under this Section 8.3 as Confidential Information (as herein defined).
               (b) If Acuity elects not to file, prosecute or maintain any Jointly Owned Intellectual Property or any ensuing Patents or claims encompassed by any Jointly Owned Intellectual Property in the United States or any foreign country, Acuity shall give

Intradigm notice thereof within a reasonable period prior to allowing such patent applications or Patents or such claims encompassed by such patent applications or Patents to lapse or become abandoned or unenforceable, and Intradigm shall thereafter have the right, in the name of Acuity and Intradigm, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world. In such case, Acuity shall either: (i) continue to share equally in the costs of prosecuting or maintaining such patent rights or (ii) assign (or grant to Intradigm a perpetual irrevocable royalty free license, if an assignment can not be made) to Intradigm all of its rights under such patent or patent application in any country in which Intradigm prosecutes and/or maintains such patent rights.
     8.4. Injunction and/or Failure to Obtain Third Party License. Without limiting any other remedy that may be available to Acuity under this Agreement, Acuity shall have the right to terminate this Agreement in its entirety or only as to the affected country, immediately upon written notice to Intradigm if at any time during the term of this Agreement: (i) a permanent injunction is issued by a court of competent jurisdiction enjoining Acuity’s sale of the Topical siRNA in a country, or (ii) Acuity ceases the sale of the Topical siRNA in a country as a result of a failure of either Party to obtain, upon commercially reasonable terms, a license (or immunity from suit) from a Third Party alleging infringement in such country.
ARTICLE IX
CONFIDENTIALITY
     9.1. Confidentiality and Non-Use Obligations. (a) During the Term of this Agreement and for five (5) years thereafter without regard to the means of termination, neither Acuity nor Intradigm shall use, for any purpose other than the purposes of this Agreement, reveal or disclose to any Third Party information and materials disclosed by the other Party (whether prior to or during the Term of this Agreement), and marked as confidential or for which the receiving Party knows or has reason to know are or contain trade secrets or other proprietary information of the other Party (the “Confidential Information”) without first obtaining the written consent of the other Party.
               (b) The Parties shall take all reasonable precautions to prevent the use or disclosure of such Confidential Information without first obtaining the written consent of the other Party, except (i) as may be required for securing Regulatory Approval, including pricing approval in the United States and any foreign country, or as may otherwise be required to be disclosed to an Agency in the United States and any foreign country; or (ii) as required in connection with any filings made by the Securities and Exchange Commission or similar non-U.S. regulatory authorities or by the disclosure policies of a major stock exchange. Each Party agrees that prior to the release or dissemination of the other Party’s Confidential Information to any Affiliate or sublicensee, such Party shall cause the person to whom such Confidential Information is to be released to be bound by a confidentiality agreement providing for a level of protection of such Confidential Information at least equivalent to the terms of this Article X.
               (c) These restrictions upon disclosure and use of Confidential Information shall not apply to any specific portion of Confidential Information which:

                    (i) is Confidential Information that can be demonstrated by the written records of the recipient to have already been in the possession of the recipient free of any restrictions as to its use or disclosure at the time of disclosure by the other Party;
                    (ii) is or later becomes available to the public, as evidenced by documents which were generally published, other than by the fault of the recipient; or
                    (iii) is received from a Third Party having legitimate possession thereof and the independent legal right to make such disclosure and such Third Party does not place any restriction as to the use or disclosure on the recipient.
               (d) Any patent applications and information therein filed or to be filed by either Party shall be deemed (i) to be Confidential Information of that Party subject to the provisions of this Article IX and (ii) to have been disclosed in confidence to the other Party.
               (e) Notwithstanding the foregoing, the recipient may disclose any Confidential Information to the extent required by an order of any court or other governmental authority having competent jurisdiction, but only after the other Party is (i) notified in writing and provided with a copy of such order; and (ii) given an opportunity to prevent such disclosure or obtain reasonable protection for such Confidential Information. In any such event, the recipient shall cooperate fully with other Party in connection with obtaining any protective order or other appropriate remedy to prevent disclosure of Confidential Information.
     9.2. Press Releases and Public Announcements. Neither Party to this Agreement shall issue any press release or other publicity materials, or make any public presentation with respect to the terms or conditions of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed). The restrictions provided in this Section 9.2 shall not apply to disclosures deemed by Acuity in its discretion to be required by law or regulation, including as may be required in connection with any filings made with the Securities and Exchange Commission or any similar non-U.S. regulatory authority, or by the disclosure policies of the Nasdaq Stock Market, Inc.
ARTICLE X
REPRESENTATIONS AND WARRANTIES
     10.1. Legal and Governmental Compliance. Each Party shall comply with all laws, rules and regulations applicable to the activities undertaken by such Party hereunder.
     10.2. Intradigm Representations and Warranties. Intradigm represents and warrants to Acuity that the following are true and correct as of the date hereof:
               (a) Intradigm is a Delaware corporation duly organized, validly existing, and in good standing under the laws of Delaware and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all jurisdictions in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

               (b) Intradigm has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Intradigm. This Agreement has been duly and validly executed by Intradigm. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of Intradigm, enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s right and remedies generally.
               (c) The execution, delivery and performance of this Agreement does not, and the consummation of the transactions herein contemplated will not violate any law, rule, regulation, order, judgment or decree binding on Intradigm, or result in a breach of any term of the certificate of incorporation or by-laws of Intradigm or any contract, agreement or other instrument to which Intradigm is a party, except in each case to an extent not material.
               (d) Intradigm is the sole owner of the entire right, title and interest in and to the Intradigm Patent Rights and no other Person (including any government) has any license, claim or other right or interest in or to the Intradigm Patent Rights as of the Effective Date.
               (e) To Intradigm’s actual knowledge, the use of the Intradigm Intellectual Property in the development, manufacture and sale of the License Products or the Topical siRNA will not infringe, misappropriate or otherwise conflict with any intellectual property or other rights of any Third Party as of the Effective Date.
               (f) Intradigm is not aware of any infringement of the Intradigm Patent Rights as of the Effective Date.
               (g) There are no judicial, arbitral, regulatory or administrative proceedings or investigations, claims, actions or suits relating to the Intradigm Patent Rights pending against or, to Intradigm’s knowledge, threatened against Intradigm or its Affiliates in any court or by or before any governmental body or agency in the United States or any foreign country.
     10.3. Representations and Warranties of Acuity. Acuity represents and warrants to Intradigm that the following are true and correct as of the date hereof:
               (a) Acuity is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.
               (b) Acuity has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acuity. This Agreement has been duly and validly executed by Acuity. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of Acuity enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally.
               (c) The execution, delivery and performance of this Agreement does not, and the consummation of the transactions therein contemplated will not violate any law, rule, regulation, order, judgment or decree binding on Acuity or result in a breach of any term of the certificate of incorporation or by-laws of Acuity or any contract, agreement or other instrument to which Acuity is a party, except in each case to an extent not material. No authorization is required by Acuity for the execution, delivery, or performance of this Agreement by Acuity, except in each case to an extent not material.
     10.4. Limitation on Warranties. Except as expressly provided in this Agreement, neither Party makes any representation or warranty to the other, whether express or implied, either in fact or by operation of law, by statute or otherwise, and both Parties specifically disclaim any and all implied or statutory warranties, including, without limitation, any warranty of merchantability or warranty of fitness for a particular purpose. In addition, each Party understands and agrees that neither Party warrants or commits that the Topical siRNA will be successfully developed, be submitted for applicable Regulatory Approval (except as expressly required under this Agreement), receive applicable Regulatory Approval or be successfully marketed or commercialized. Without limiting the indemnity obligations set forth in Article XII for the items described therein, neither Party shall have liability or responsibility to the other Party for any such failure in the research and development, Agency approval, manufacturing, marketing or sales efforts, except to the extent such failure results from the Party’s willful misconduct or gross negligence.
ARTICLE XI
INDEMNIFICATION; INSURANCE
     11.1. Indemnification.
               (a) Acuity Indemnification. Acuity agrees to indemnify and hold forever harmless Intradigm and its Affiliates and each of their agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense, liability, physical or emotional injury or death, or loss of service or consortium, including reasonable attorney’s fees (“Loss”) arising from or in connection with (i) the research, development, manufacture, use, offer for sale, sale or importation by Acuity or its Affiliates of Licensed Products or Topical siRNA, except for any Loss for which Intradigm has agreed to indemnify Acuity pursuant to Section 11.1(b) below; (ii) the breach or inaccuracy of any representations, warranties or covenants made by Acuity in this Agreement; and (iii) the gross negligence or willful misconduct of Acuity or its Affiliates or any of their agents, directors officers or employees.
               (b) Intradigm Indemnification. Intradigm agrees to indemnify and hold forever harmless Acuity and its Affiliates and each of their agents, directors, officers, and employees from and against any Loss arising from or in connection with: (i) Intradigm’s or its Affiliates’ research and development activities in connection with the Topical siRNA or the activities of any Intradigm personnel in connection with the research, development, manufacture, use, sale, storage or handling of the Topical siRNA, except for any Loss for which Acuity has agreed to indemnify Intradigm pursuant to Section 11.1(a) above; (ii) the breach or inaccuracy of any representations, warranties or covenants made by Intradigm in this Agreement, (iii) the gross negligence or willful misconduct of Intradigm or its Affiliates or any of their agents, directors, officers or employees; and (iv) the research, development, manufacture, use, offer for sale, sale or importation of Licensed Products by Intradigm or any of its Affiliates or any of their distributors, sublicensees or agents.
     11.2. Procedure. A Party seeking indemnity hereunder (an “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) upon being notified or otherwise made aware of a suit, action or claim; provided that failure to provide such notice shall not affect the obligation of the Indemnifying Party to indemnify except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall defend and control any proceedings, and the Indemnified Party shall be permitted to participate at its own expense, unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the Indemnifying Party shall pay for the Indemnified Party’s separate counsel pursuant to Section 11.1 above. The Indemnifying Party may not settle the suit or otherwise consent to any judgment in such suit without the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed). The Parties shall cooperate in the defense of any Third Party claim.
     11.3. Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR EXPENSES, INCLUDING DAMAGES FOR LOST PROFITS, LOSS OF OPPORTUNITY OR USE OF ANY KIND, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.
     11.4. Insurance.
               (a) During the term of this Agreement and for a period of five (5) years after its expiration or earlier termination, each Party shall obtain, at its sole cost and expense, liability insurance applicable to its performance under this Agreement that meets the following requirements:
               (b) the insurance shall insure such Party against all liability related to its activities relating to the development, manufacture, use or sale of Products (whether such Party’s liability arises from its own conduct or by virtue of its participation in this Agreement), including liability for bodily injury, property damage, wrongful death, and any contractual indemnity obligations imposed by this Agreement; and
               (c) the insurance shall be in amounts that are reasonable and customary in the United States in the pharmaceutical industry, but in no event shall liability insurance relating to manufacture, use, sale or distribution of a marketed Product maintained by such Party cover less than (a) two million dollars ($2,000,000) per occurrence (or claim) and an annual aggregate of two million dollars ($2,000,000) during clinical testing of Licensed Products and Topical siRNA and (b) a commercially reasonable amount after completion of clinical testing. All such policies shall include a contractual endorsement naming the other Party to this

Agreement as an additional insured and require the insurance carriers to provide such other Party with no less than thirty (30) days written notice of any change in the terms or coverage of the policies or their cancellation.
ARTICLE XII
TERM; TERMINATION
     12.1. Term. This Agreement shall take effect as of the date hereof and shall continue in effect for twenty years unless earlier terminated in accordance with the provisions of this Article XII (such date being referred to as the “Termination Date”).
     12.2. Acuity Product Specific Termination.
               (a) Acuity may terminate its obligations under Article IV, Article V, Section 7.1 and Section 7.3, in whole or in part on a country by country basis, if Acuity shall have reasonably determined to terminate or discontinue the clinical testing, regulatory approval or commercialization of the Topical siRNA.
               (b) Upon such termination, the Parties’ rights and obligations under this Agreement (exclusive of the confidentiality obligations of Article IX and indemnity obligations of Article XI hereof, each of which shall survive the termination) shall terminate as to the countries so terminated and be of no further force or effect as to the countries so terminated.
     12.3. Notification of Termination by Acuity. Acuity shall exercise its right of termination by the provision of written notice to Intradigm within sixty (60) days of the occurrence of any of the events set forth in Section 12.2, such notice to contain the details supporting such termination.
     12.4. Termination of Agreement by the Parties. This Agreement may be terminated:
               (a) By mutual written consent of each of Intradigm and Acuity; or
               (b) Upon written notice by a Party if (i) the other Party shall have been dissolved, ceased active business operations or liquidated, unless such dissolution, cessation or liquidation results from reorganization, acquisition, merger or similar event, or (ii) bankruptcy or insolvency proceedings, including any proceeding under Title 11 of the U.S. Code, have been brought by or against the other Party and, in the event such a proceeding has been brought against the other Party, remains undismissed for a period of sixty (60) days, or an assignment has been made for the benefit of such Party’s creditors or a receiver of such Party’s assets has been appointed (a “Bankruptcy Event”); or
               (c) By either Acuity or Intradigm, upon ninety (90) days prior written notice, if the other Party is in material default, and fails to cure such breach within ninety (90) days following receipt of written notice from the non-breaching Party specifying the breach to be cured.

     12.5. Consequences of Termination.
               (a) Upon termination of this Agreement in whole each Party shall return to the other all relevant records and materials in its possession or control containing confidential information of the other Party.
               (b) At the time of any termination of this Agreement under Section 12.4 other than termination by Intradigm under 12.4(c), if the Topical siRNA has been Launched in the affected country prior to such termination, then Acuity shall have the option to maintain in effect the license granted hereunder respecting the Topical siRNA, subject to Acuity’s obligation to pay royalties under Section 7.3 above.
     12.6. Surviving Rights. Termination of this Agreement for any reason shall be without prejudice to:
               (a) The rights and obligations of the parties provided in Section 2.1, Articles IX and XI hereof, and the representations and warranties provided in Article X, all of which shall survive such termination;
               (b) Any other rights, obligations or liabilities which shall have accrued to the benefit of either Party prior to such termination (including without limitation Acuity’s obligation to pay all milestone and royalty payments which shall have accrued hereunder up to and including the effective date of such termination), all of which shall survive such termination; and
               (c) Any other rights of remedies provided at law or in equity which either party may otherwise have against the other.
ARTICLE XIII
MISCELLANEOUS
     13.1. Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or loss on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure and given prompt notice to the other Party.
     13.2. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, sent via overnight courier, sent by facsimile, or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

If to Acuity: to	With a copy to:
Acuity Pharmaceuticals, Inc.	Pepper Hamilton LLP
3701 Market Street	3000 Two Logan Square
Philadelphia, PA, 19104	Philadelphia, PA 19103
Attn: Dale R. Pfost, Ph.D.	Attn: Ilan Katz

If to Intradigm: to
Intradigm Corporation
12115 Parklawn Drive, Suite K
Rockville, MD 20852
Attn: John A. Spears, Ph.D.
or to such other person or entity or at such other address as any party shall designate by notice to the other in accordance herewith.
     Notices provided in accordance with this Section 13.2 shall be deemed delivered (i) upon personal delivery with signature required, (ii) one Business Day after they have been sent to the recipient by reputable overnight courier service (charges prepaid and signature required) (iii) upon confirmation, answer back received, of successful transmission of a facsimile message containing such notice if sent between 9:00 a.m. and 5:00 p.m., local time of the recipient, on any Business Day, and as of 9:00 a.m. local time of the recipient on the next Business Day if sent at any other time, or (iv) three Business Days after deposit in the mail. The term “Business Day” as used in this Section 13.2 shall mean any day other than Saturday, Sunday or a day on which banking institutions are not required to be open in the State of New Jersey.
13.3. Governing Law; Dispute Resolution.
               (a) This Agreement shall be governed by the laws of the State of Delaware, as such laws are applied to contracts entered into and to be performed within such state, as though made and to be fully performed therein without regard to conflicts of law principles thereof. The Parties agree to submit to the personal jurisdiction in any Federal or State court of competent jurisdiction seated in the State of Delaware, and waive any objection as to venue or inconvenience of forum.
               (b) The Parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of a Default or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a “Dispute”) through negotiations between senior executives of Acuity and Intradigm. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of notice of the Dispute, then the Parties agree to submit the Dispute to non-binding mediation on terms and procedures to be mutually agreed to for a period of ninety (90) days. Any mediation proceedings shall be treated as settlement discussions and therefore shall be confidential, and no mediator may testify for either Party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each Party shall bear its own costs and expenses of mediation, and the Parties shall share equally the fees and expenses of the mediator.
               (c) If the Dispute is not resolved through negotiations or mediation as set forth above, then either Party may commence litigation; provided, that this Section 13.3 shall not be construed to prevent a Party from seeking injunctive relief without observing the requirements of Section 13.3(b).

     13.4. Non-waiver of Rights. Except as specifically provided for herein, the waiver from time to time by any of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.
     13.5. No Agency. Neither Party shall by virtue of this Agreement have any power to bind the other to any obligation nor shall this Agreement create any relationship of agency, partnership or joint venture.
     13.6. Severability. If any term, covenant, or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) subject to clause (ii) of this Section 13.6 the remainder of this Agreement, or the application of such term, covenant or condition other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable.
     13.7. Entire Agreement. This Agreement, including the exhibits and schedules hereto as in effect from time to time pursuant to the terms hereof, sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto in the scope of the collaboration, and supersedes and terminates all prior agreements and understanding between the parties under this Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.
     13.8. Assignment. No Party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other Party having been obtained, assign or transfer this Agreement to any Third Party, provided, however, that any Party may assign or transfer this Agreement to any Affiliate, provided that the assigning Party shall guarantee the performance of that Affiliate, or to any successor by merger of such Party, or to the Purchaser of all or substantially all of such assets of its business, without the prior written consent of the other Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.
     13.9. Facsimile Execution. This Agreement may be executed in facsimile counterparts each of which is hereby agreed to have the legal binding effect of an original signature. The Parties hereto agree to forward the original signatures by overnight mail to the other Party upon execution.
     13.10. License Survival During Bankruptcy. All rights and licenses granted under or pursuant to this Agreement to the Intradigm Intellectual Property are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “Intellectual Property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. The parties agree that Acuity, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S.

Bankruptcy Code, subject to performance by Acuity of its obligations under this Agreement. The parties further agree that, in the event Intradigm elects to terminate this Agreement because of a Bankruptcy Event and Acuity elects to continue the licenses under this Agreement as contemplated by the preceding sentence, then Acuity shall be entitled, upon reasonable request, to have access, in confidence, to such of Intradigm Intellectual Property not already in Acuity’s possession, as shall be reasonably necessary to make use of the license rights under this Agreement without participation by Intradigm.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

ACUITY PHARMACEUTICALS, INC.

By:	/s/ Dale R. Pfost
Name: Dale R. Pfost
Title: President and Chief Executive Officer

INTRADIGM CORPORATION

By:	/s/ John A. Spears
Name: John A. Spears
Title: Chairman and Chief Executive Officer